Exhibit 10.8

Execution Version

FORM OF MASTER TERMS AND CONDITIONS FOR DELAYED DRAW VARIABLE SHARE FORWARD TRANSACTIONS BETWEEN [   ] AND LN HOLDINGS 1, LLC

The purpose of this Master Terms and Conditions for Delayed Draw Variable Share Forward Transactions (including the Annexes hereto, the “Master Confirmation”), dated as of May 28, 2025, is to set forth certain terms and conditions for one or more delayed draw variable share forward transactions that LN Holdings 1, LLC (“Counterparty”) will enter into with [ ] (“Dealer”) from time to time. Each such transaction (a “Transaction”) entered into between Dealer and Counterparty that is to be subject to this Master Confirmation shall be evidenced by (i) a supplemental confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”) and (ii) if applicable, a Pricing Notice substantially in the form of Annex B hereto (a “Pricing Notice”), in each case, with such modifications thereto as to which Counterparty and Dealer mutually agree. This Master Confirmation, a Supplemental Confirmation and any related Pricing Notice together shall constitute a “Confirmation” as referred to in the Agreement specified below. The time of the transaction will be furnished upon written request of Counterparty. [ ] is not a member of the Securities Investor Protection Corporation (SIPC).

1.            The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Master Confirmation.

This Master Confirmation, a Supplemental Confirmation and any related Pricing Notice evidence a complete binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Master Confirmation, such Supplemental Confirmation and any such Pricing Notice relate. This Master Confirmation, each Supplemental Confirmation and any related Pricing Notice form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement, as published by ISDA, as if Dealer and Counterparty had executed that agreement on the date hereof (without any Schedule but with the modifications and elections set forth herein, the “Agreement”). All provisions contained in the Agreement govern this Master Confirmation, each Supplemental Confirmation and any related Pricing Notice except as expressly modified herein or in the related Supplemental Confirmation or related Pricing Notice, as the case may be. For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) master agreement to which Dealer and Counterparty are parties.

THIS MASTER CONFIRMATION, each supplemental confirmation, ANY RELATED PRICING NOTICE and the agreement WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND THERETO or the transactions contemplated hereby or thereby AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT EITHER PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.

If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and any related Pricing Notice relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation, any such Pricing Notice and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) any such Pricing Notice; (ii) such Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Equity Definitions; and (v) the Agreement.

Each party will make each payment specified in this Master Confirmation, a Supplemental Confirmation or any related Pricing Notice as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

This Master Confirmation and the Agreement, together with the Supplemental Confirmation and any related Pricing Notice relating to a Transaction, shall constitute the written agreement between Counterparty and Dealer with respect to such Transaction.

The execution of this Agreement is occurring at the offices of Counterparty in the State of Colorado.

2.            Set forth below are the general terms and conditions related to the delayed draw variable share forward transactions which, together with the terms and conditions set forth in the Supplemental Confirmation and any related Pricing Notice (in respect of the related Transaction), shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Seller:	Counterparty.

Buyer:	Dealer.

Shares:	The common stock, par value USD 0.01 per share, of Live Nation Entertainment, Inc. (the “Issuer”) (Exchange symbol “LYV”), or security entitlements in respect thereof.

Components:	If Physical Settlement applies and/or for purposes of any prepayment of a Prepayment Amount or any repayment of a Repayment Amount, each Transaction shall be divided into individual Components equal to the Number of Components for such Transaction, each with the terms set forth in this Master Confirmation, the related Supplemental Confirmation and the related Pricing Notice, and in particular with the Number of Shares and Scheduled Valuation Dates set forth in the related Supplemental Confirmation and the related Pricing Notice. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Number of Components:	For each Transaction, as specified in the related Supplemental Confirmation or any related Pricing Notice; provided that the Number of Components shall be equal to the number of Averaging Dates.

Initial Share Price:	For each Transaction with an Initial Hedging Period, as set forth in the related Pricing Notice, to be the volume-weighted average price per Share at which Dealer (or any of its affiliates or agents) establishes its initial hedge of the equity price risk undertaken by Dealer with respect to such Transaction in amounts and at times determined by Dealer (or an affiliate of Dealer) in its sole discretion. The number of Shares comprising Dealer’s initial hedge is referred to herein as the “Initial Hedge Position”.

For each Transaction without an Initial Hedging Period, the price per Share as set forth in the related Supplemental Confirmation.

Initial Hedging Period:	For each Transaction with an Initial Hedging Period, the period commencing on the Initial Hedging Period Start Date and ending on the earlier of the Scheduled Trading Day on which Dealer (or any of its affiliates or agents) finishes establishing the Initial Hedge Position and the Cutoff Date (such earlier date, the “Hedge Completion Date”). If Dealer (or any of its affiliates or agents) does not finish establishing Dealer’s Initial Hedge Position in respect of Maximum Number of Shares by the close of the regular trading session on the Exchange on the Cutoff Date, Dealer shall notify Counterparty in the related Pricing Notice that the aggregate Number of Shares for such Transaction shall be reduced to such number as the number of Shares for which Dealer (or any of its affiliates or agents) has established its Initial Hedge Position in respect of such Transaction, and, if Dealer so determines in its reasonable discretion, that the Number of Shares shall be adjusted. Promptly following the Hedge Completion Date, Dealer shall deliver the Pricing Notice to Counterparty and, absent any manifest error in such Pricing Notice, Counterparty shall countersign such Pricing Notice.

For each Transaction without an Initial Hedging Period, not applicable.

Initial Hedging Period Start Date:	For each Transaction with an Initial Hedging Period, as specified in the related Supplemental Confirmation.

Cutoff Date:	For each Transaction with an Initial Hedging Period, as specified in the related Supplemental Confirmation or such earlier date as may be specified by Counterparty to Dealer in writing.

Maximum Number of Shares:	For each Transaction with an Initial Hedging Period, as specified in the related Supplemental Confirmation.

Number of Shares:	For each Component of a Transaction, as set forth in the related Supplemental Confirmation or any related Pricing Notice, as the case may be. If Cash Settlement applies to a Transaction, the “Number of Shares” shall mean the aggregate Number of Shares for all Components under such Transaction; provided that each Component shall have the same Number of Shares.

Prepayment:	Applicable with respect to any Transaction or Component for which a Prepayment Request is made; provided that notwithstanding the foregoing, if Cash Settlement is applicable, Prepayment shall be deemed not applicable.

Prepayment Amount at Maturity:	For each Component, an amount equal to the product of the Number of Shares for such Component and the Forward Floor Price.

Prepayment Amount:	In respect of each Component to be funded on any Prepayment Date, the amount to be paid by Dealer to Counterparty on such Prepayment Date in respect of such Component, equal to the present value of the Prepayment Amount at Maturity for such Component as of such Prepayment Date, calculated using the methodology specified in Schedule 1 hereto.

Counterparty’s Option to Receive the Prepayment Amount:	Counterparty may from time to time, upon no less than three and no more than ten Scheduled Trading Days’ prior written notice to Dealer by delivery of a written request (a “Prepayment Request”), designate a Currency Business Day (a “Prepayment Date”) during the Funding Period for such Transaction and specify the number of Components to be funded by Dealer. For the avoidance of doubt, (i) each funded Component may only be funded in full and not in part, (ii) any Prepayment Request may specify more than one Component to be funded on the same Prepayment Date and may designate different Prepayment Dates for any such specified Components to be funded (it being understood that each such designated Prepayment Date shall be no less than five Scheduled Trading Days following or more than ten Scheduled Trading Days following the date the relevant Prepayment Request is delivered); provided that any Funded Component that has been repaid pursuant to “Counterparty’s Option to Repay the Prepayment Amount” below may not be funded again (it being understood, for greater certainty, that solely for purposes of the immediately succeeding proviso, such Funded Component shall continue to be deemed Funded Component notwithstanding any such repayment); provided further that at any time, the aggregate number of Components in respect of which Counterparty may make a Prepayment Request shall not exceed the number of Unfunded Components at such time.

Promptly following Dealer’s receipt of a Prepayment Request, Dealer shall deliver to Counterparty an acknowledgment of such Prepayment Request and notify Counterparty of the aggregate Prepayment Amounts in respect of the number of Components to be funded on the relevant Prepayment Date. Dealer shall pay Counterparty such aggregate Prepayment Amounts on the related Prepayment Date.

Funding Period:	For each Transaction with an Initial Hedging Period, the period from the latest of (i) [ ], (ii) the date falling one Settlement Cycle after the Hedge Completion Date and (iii) the first Currency Business Day on which all of the conditions specified in Section 4 are satisfied or waived by Dealer (or, if such conditions are first all satisfied or waived after 2:00 p.m., New York time, on a Currency Business Day, the next following Currency Business Day), as set forth in the relevant Pricing Notice to but excluding the 15th Scheduled Trading Day prior to the First Averaging Date with respect to such Transaction.

For each Transaction without an Initial Hedging Period, the period from the later of (i) October 1, 2025 and (ii) the second (2nd) Clearance System Business Day following the Trade Date, as specified in the related Supplemental Confirmation to but excluding the 10th Scheduled Trading Day prior to the First Averaging Date with respect to such Transaction.

Repayment Amount per Component:	In respect of each Component to be repaid on any Repayment Date, the amount to be repaid by Counterparty to Dealer on such Repayment Date in respect of such Component, equal to the present value of the Prepayment Amount at Maturity for such Component as of such Repayment Date, calculated using the methodology specified in Schedule 1 hereto.

Counterparty’s Option to Repay the Prepayment Amount:	Counterparty may from time to time, upon no less than five Scheduled Trading Days’ prior written notice to Dealer by delivery of a written request (a “Repayment Request”), designate a Currency Business Day (a “Repayment Date”) occurring after a Prepayment Date but prior to the Settlement Method Election Date and specify the number of Components to be repaid. For the avoidance of doubt, (i) each repaid Component may only be repaid in full and not in part, (ii) any Repayment Request may specify more than one Component to be repaid on the same Repayment Date and may designate different Repayment Dates for any such specified Components to be repaid (it being understood that each such designated Repayment Date shall be no less than five Scheduled Trading Days following or more than ten Scheduled Trading Days following the date the relevant Repayment Request is delivered).

Promptly following Dealer’s receipt of a Repayment Request, Dealer shall deliver to Counterparty an acknowledgment of such Repayment Request and notify Counterparty of the aggregate Repayment Amounts in respect of the number of Components to be repaid on the relevant Repayment Date. Counterparty shall pay Dealer such aggregate Repayment Amounts on the related Repayment Date.

Midpoint Date:	For each Transaction, as specified in (i) the related Pricing Notice, for each Transaction with an Initial Hedging Period, and (ii) in the related Supplemental Confirmation, for each Transaction without an Initial Hedging Period.

Variable Obligation:	Applicable.

Forward Floor Price:	For each Transaction, the product of the Forward Floor Percentage and the Initial Share Price, as specified in (i) the related Pricing Notice, for each Transaction with an Initial Hedging Period, and (ii) in the related Supplemental Confirmation, for each Transaction without an Initial Hedging Period. For the avoidance of doubt, each Component of a Transaction shall have the same Forward Floor Price.

Forward Floor Percentage:	For each Transaction, as specified in the related Supplemental Confirmation.

Forward Cap Price:	For each Transaction, the product of the Forward Cap Percentage and the Initial Share Price, as specified in (i) the related Pricing Notice, for each Transaction with an Initial Hedging Period, and (ii) in the related Supplemental Confirmation, for each Transaction without an Initial Hedging Period. For the avoidance of doubt, each Component of a Transaction shall have the same Forward Cap Price.

Forward Cap Percentage:	For each Transaction, as specified in the related Supplemental Confirmation.

Exchange:	New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Valuation:

Valuation Date(s):	If Cash Settlement applies, then the Valuation Date shall be the final Averaging Date.

If Physical Settlement applies, then the Valuation Date in respect of a Component shall be the Scheduled Valuation Date for such Component as defined below.

Disrupted Valuation:	If any scheduled Valuation Date or scheduled Averaging Date is a Disrupted Day, the Valuation Date or Averaging Date, as applicable, shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and that is not and is not deemed to be a Valuation Date or Averaging Date, as applicable, in respect of such Transaction; provided, however, that, if the Valuation Date or Averaging Date, as applicable, has not occurred pursuant to the clause immediately preceding this proviso as of the Final Disruption Date, that Final Disruption Date shall be the Valuation Date or Averaging Date, as applicable (irrespective of whether such day is a Valuation Date or Averaging Date in respect of this Transaction), and the Calculation Agent shall determine the VWAP Price by using its good faith estimate of the value of the Shares as of the Valuation Time on that Final Disruption Date.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date or Averaging Date:

(i)	if Cash Settlement applies, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Settlement Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the Calculation Agent shall (A) determine the VWAP Price for such Disrupted Day, (B) make adjustments to the weighting of the VWAP Price for the relevant Disrupted Days during the Averaging Period, with such determination in (A) and adjustments in (B) based on, among other factors, the duration of any Market Disruption Event and the historical trading patterns, volume and price of the Shares, and (C) designate one or more subsequent Scheduled Trading Days on or before the Final Disruption Date as additional Averaging Date(s), with an adjusted weighting of the VWAP Price for such additional Averaging Date(s); or

(ii)	if Physical Settlement applies, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall (A) determine the VWAP Price for such Disrupted Day, (B) make adjustments to the number of Shares for the relevant Component for which such day shall be the Valuation Date, with such determination in (A) and adjustments in (B) based on, among other factors, the duration of any Market Disruption Event and the historical trading patterns, volume and price of the Shares, and (C) designate the Scheduled Trading Day, determined in the manner described in the first paragraph of this “Disrupted Valuation Days” provision, as the Valuation Date for the remaining Shares for such Component.

Averaging Dates / Scheduled Valuation Dates:	For purposes of Cash Settlement, the “Averaging Dates” shall be the 40 consecutive Scheduled Trading Days commencing on and including the First Averaging Date.

For purposes of Physical Settlement, for each Component, as set forth in the applicable Supplemental Confirmation or Pricing Notice.

First Averaging Date:	For each Transaction, as set forth in the related Supplemental Confirmation or any related Pricing Notice, as the case may be.

Averaging Period:	The period from and including the First Averaging Date and (without duplication) ending on and including the final Averaging Date.

Final Disruption Date:	For each Transaction, as set forth in the related Supplemental Confirmation or any related Pricing Notice, as the case may be.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time” with the words “at any time on any Scheduled Trading Day that otherwise would be a Valuation Date” and replacing the words “or (iii) an Early Closure” with “(iii) an Early Closure that the Calculation Agent determines is material or (iv) a Regulatory Disruption.”

Any Scheduled Trading Day on which, as of the Trade Date, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the Trade Date, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its good faith, reasonable discretion, on the advice of counsel, determines is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies or procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) adopted in good faith to address any such requirements and applied in a manner consistent with their application to similar transactions for Dealer to refrain from or decrease any market activity in which it would otherwise engage in connection with the relevant Transaction; provided that such requirements, policies or procedures are applicable to transactions in similar situations as the Transactions hereunder and that Dealer shall apply them to the Transactions hereunder in a non-discriminatory manner. Whenever a Regulatory Disruption occurs, Dealer shall notify Counterparty of such occurrence as soon as reasonably practicable under the circumstances and of any Valuation Date(s) affected by it.

Settlement Terms:

Settlement Method Election:	Applicable.

Electing Party:	Counterparty.

Settlement Method Election Date:	For each Transaction, the date that is fifteen Scheduled Trading Days before the First Averaging Date.

Default Settlement Method:	Cash Settlement.

Settlement Currency:	USD (as defined in the 2006 ISDA Definitions).

VWAP Price:	On any Exchange Business Day, the volume-weighted average price per Share on such Exchange Business Day, as reported by Bloomberg on such Exchange Business Day, on Bloomberg Page “LYV.US <equity> AQR <Go>” (or any successor page thereto) for the period of time from 9:30 a.m. New York time to 4:00 p.m. New York time; provided that, if such price is not so reported for any reason or is, in the Calculation Agent’s good faith and commercially reasonable discretion, erroneous, such Settlement Price determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and Section 9.2(a)(iii) of the Equity Definitions.

Cash Settlement Terms:

Gradual Repayment:	If Cash Settlement is applicable, Counterparty shall pay to Dealer a Gradual Repayment Amount (as calculated in accordance with Schedule 2 hereto) on each Gradual Repayment Date; provided that the Calculation Agent shall notify Counterparty of the Gradual Repayment Amount by (i) for the first Gradual Repayment Date, the 4th Currency Business Day prior to the first Gradual Repayment Date and (ii) for each subsequent Gradual Repayment Date, the Currency Business Day immediately prior to such Gradual Repayment Date. If Counterparty fails to make the foregoing payment when due, Dealer shall be entitled to deem that Counterparty has elected Physical Settlement notwithstanding Counterparty’s election or deemed election of Cash Settlement.

Averaging Period Interest Refund:	On any Gradual Repayment Date, if such Averaging Period Interest Refund (as calculated in accordance with Schedule 3 hereto) is a positive number, Dealer shall pay to Counterparty an amount equal to such number and if such Averaging Period Interest Refund is a negative number, Counterparty shall pay to Dealer an amount equal to the absolute value of such negative number; provided that if on any Gradual Repayment Date Dealer shall owe one or more Averaging Period Interest Refunds to Counterparty and Counterparty shall owe one or more Averaging Period Interest Refunds or Gradual Repayment Amounts to Dealer, such amounts shall be netted and the net amount shall be paid by the applicable party to the other party.

Initial Cash Settlement Payment:	If Cash Settlement is applicable, Counterparty shall pay Dealer the Initial Cash Settlement Amount on the First Averaging Date. If Counterparty fails to make the foregoing payment when due, Dealer shall be entitled to deem that the Counterparty has elected Physical Settlement notwithstanding Counterparty’s election of Cash Settlement.

Initial Cash Settlement Amount:	If Cash Settlement is applicable, an amount in USD equal to (a) the Number of Shares (determined without regard to rounding) multiplied by (b) (x) if the Settlement Price is greater than the Forward Cap Price, the Settlement Price minus the Forward Cap Price or (y) if the Settlement Price is less than or equal to the Forward Cap Price, zero (where, only for the purposes of the Initial Cash Settlement Amount, the Settlement Price used for the calculation (including of the Number of Shares to be Delivered) shall be equal to the closing price of the Shares on the Exchange on the Exchange Business Day immediately preceding the date the Initial Cash Settlement Payment is due (or, if no such Settlement Price is available on such day, such Settlement Price shall be a price determined by the Calculation Agent).

Daily True-Up Amount Payment:	If Cash Settlement is applicable, Counterparty shall pay Dealer the Daily True-Up Amount (if any) relating to an Averaging Date on the second Currency Business Day following such Averaging Date. If Counterparty fails to make the foregoing payment when due, Dealer shall be entitled to deem that the Counterparty has elected Physical Settlement notwithstanding Counterparty’s election of Cash Settlement.

Daily True-Up Amount:	If Cash Settlement is applicable, (x) in respect of any Daily True-Up Amount due on the second Averaging Date, the Daily Cash Settlement Amount minus the Initial Cash Settlement Amount and (y) in respect of any Daily True-Up Amount due on the third and each subsequent Averaging Date, the Daily Cash Settlement Amount as of such Averaging Date minus the Daily Cash Settlement Amount as of the immediately preceding Averaging Date; provided, in each case, that if the Daily True-Up Amount is negative, it shall be deemed zero (0); provided, further, in each case, that the Daily True-Up Amount relating to each Averaging Date shall be capped by an amount equal to the greater of (i) the Daily Cash Settlement Amount minus the sum of (a) the Initial Cash Settlement Amount and (b) the aggregate amount of all Daily True-Up Amounts relating to prior Averaging Dates and (ii) zero (0).

Daily Cash Settlement Amount:	If Cash Settlement is applicable, an amount in USD equal to (a) the Number of Shares (determined without regard to rounding) multiplied by (b) (x) if the Settlement Price is greater than the Forward Cap Price, the Settlement Price minus the Forward Cap Price or (y) if the Settlement Price is less than or equal to the Forward Cap Price, zero (where, only for the purposes of the Daily Cash Settlement Amount, the Settlement Price used for the calculation (including of the Number of Shares to be Delivered) shall be equal to the arithmetic average of the VWAP Price(s) of the Included Averaging Date(s)).

Included Averaging Dates:	On any date, each Averaging Date that has occurred prior to such date.

Cash Settlement:	If Cash Settlement is applicable to any Transaction, the Calculation Agent shall calculate an amount in USD (which may be positive or negative) equal to (a) the Forward Cash Settlement Amount (as determined under Section 8.5 of the Equity Definitions) for such Transaction minus (b) the sum of (x) the Initial Cash Settlement Amount and (y) any and all Daily True-Up Amount(s) (such difference, the “Cash Settlement Amount”).

In lieu of Section 8.4(b) of the Equity Definitions, if the Cash Settlement Amount is a positive number, then Counterparty shall pay to Dealer the Cash Settlement Amount on the relevant Cash Settlement Payment Date; if the Cash Settlement Amount is a negative number, then Dealer shall pay to Counterparty the absolute value of the Cash Settlement Amount on the relevant Cash Settlement Payment Date; if the Forward Cash Settlement Amount is zero, no payments shall occur.

Settlement Price:	Subject to “Disrupted Valuation” above, the arithmetic average of the VWAP Prices on each Averaging Date.

Cash Settlement Payment Date:	The date that is one Settlement Cycle immediately following the final Averaging Date (or, if such date is not a Currency Business Day, the immediately following Currency Business Day).

Physical Settlement Terms:

In respect of any Component:

Allocation of Funding:	If Physical Settlement is applicable to any Transaction, the Calculation Agent shall determine the number of Components that remain funded and not repaid (each such Component, a “Funded Component”).

If the number of Funded Components is an odd number, then one Funded Component shall be allocated first to the Component that has the Scheduled Valuation Date on the Midpoint Date (the “Midpoint Component”), the first half of the remaining Funded Components shall be allocated to the Components immediately preceding the Midpoint Component and the second half of the remaining Components shall be allocated to the Components immediately following the Midpoint Component.

If the number of Funded Components is an even number, then the first half of such Funded Components shall be allocated first to the Components immediately preceding the Midpoint Component, one Funded Component shall be allocated to the Midpoint Component and the remaining Funded Components shall be allocated to the Components immediately following the Midpoint Component.

The Calculation Agent shall notify Counterparty and Dealer such allocation of Funded Components.

Unfunded Component:	For any Transaction, each Component of such Transaction that is not a Funded Component.

Physical Settlement for Funded Components:	As set forth in Article 9 of the Equity Definitions.

Physical Settlement for Unfunded Components:	For each Unfunded Component of a Transaction to which Physical Settlement is applicable, notwithstanding anything to the contrary in the Equity Definitions, on the relevant Settlement Date, (a) if the Settlement Price is greater than the Forward Cap Price, Dealer shall pay to Counterparty the Forward Cap Price multiplied by the Number of Shares for such Component, and Counterparty shall deliver to Dealer a number of Shares equal to the Number of Shares for such Component; or (b) if the Settlement Price is less than the Forward Floor Price, Counterparty shall deliver to Dealer a number of Shares equal to the Number of Shares for such Component, and Dealer shall pay to Counterparty the Forward Floor Price multiplied by the Number of Shares for such Component. If the Settlement Price is equal to or greater than the Forward Floor Price and less than or equal to the Forward Cap Price, no payment or delivery of Shares shall be made by either party.

Settlement Price:	Subject to “Disrupted Valuation” above, the VWAP Price on the Valuation Date for such Component.

Settlement Date:	The date that is one Settlement Cycle immediately following the Valuation Date for such Component (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Share Adjustments; Dividend Payments:

Potential Adjustment Events:	If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the Equity Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event. If the Issuer distributes to all holders of the Shares on a pro rata basis a new series of its common stock that is publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors) (the “publicly traded securities”) with (x) no voting rights or (y) a lower number of votes per share than that of the Shares, then, as part of its adjustment pursuant to the Method of Adjustment, the Calculation Agent shall adjust the Transaction in accordance with the “Fission Method” provision below; provided that “Spin-off Shares” shall refer to the shares of such new series of common stock and “Original Shares” shall refer to the Shares.

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by (i) replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the words “a material economic”, (ii) by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii) and (iii) by deleting Section 11.2(e)(iii); provided, further, that adjustments may be made to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Share or the Transaction; provided, further, that the parties hereto agree that any Share repurchases by the Issuer that are not Tender Offers, including those pursuant to Rule 10b-18 of the Exchange Act, Rule 10b5-1 of the Exchange Act or pursuant to forward contracts or accelerated stock repurchase contracts or similar derivatives transactions on customary terms, at prevailing market prices, volume average weighted prices and discounts thereto (all such repurchased Shares, the “Repurchased Shares”) shall not be considered Potential Adjustment Events; provided, further, that the issuance of stock options, restricted stock or restricted stock units in the ordinary course pursuant to Issuer’s employee incentive plans and the issuance of stock under Issuer’s direct stock purchase and dividend reinvestment plans shall not constitute a Potential Adjustment Event. For the avoidance of doubt, in no event shall any adjustment hereunder result in a Share Basket Transaction.

Notwithstanding the foregoing, it shall constitute a Potential Adjustment Event if, at any time, the Free Float goes below [ ] (for the avoidance of doubt, subject to any adjustment as a result of any stock split, reverse stock split or any similar corporate event). “Free Float” means total number of outstanding Shares minus the total number of issued and outstanding Shares directly or indirectly owned by Insiders (as defined below) (including Shares underlying any synthetic long positions via cash- or physically-settled derivative contracts). “Insider” means (1) the Issuer, (2) any person or entity who holds a seat on the Issuer’s board of directors, (3) Counterparty and its affiliates, (4) any other holder of more than 10% of the outstanding Shares that is neither a registered investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), nor engaged primarily in the business of making investments in securities, or (5) any person or entity that has evidenced an intention to take any of the actions referenced in clauses (b) through (j) of Item 4 of Schedule 13D.

Spin-off:	If there occurs a distribution of New Shares (the “Spin-off Shares”) of an issuer other than the Issuer (the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”), then the Calculation Agent shall adjust the Transaction in accordance with the “Fission Method” provision below. Solely for purposes of this paragraph, “New Shares” means shares of the Spin-off Issuer that are, or that as of the ex-dividend date of such Spin-off are, publicly quoted, traded or listed on either the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors).

Fission Method:	The Calculation Agent shall adjust the terms of the Transaction such that, as of the ex-dividend date for such Spin-off, the Transaction shall be considered two separate Transactions, each with terms identical to the original Transaction (the “Original Transaction”), except that: (i) the “Shares” for the Original Transaction (the “Original Shares Transaction”) shall be the Original Shares and the “Shares” for the other transaction (the “Spin-off Shares Transaction”) shall be the Spin-off Shares, (ii) the Number of Shares for the Original Shares Transaction shall remain unchanged from the Number of Shares for the Original Transaction, (iii) the Number of Shares for the Spin-off Shares Transaction shall equal the product of (A) the Number of Shares for the Original Transaction (as in effect immediately prior to the ex-dividend date for such Spin-off) and (B) the number of Spinoff Shares that a holder of one share of Original Shares would have owned or been entitled to receive in connection with such Spin-Off, and (iv) the Forward Floor Price and the Forward Cap Price for each of the Original Shares Transaction and the Spin-off Shares Transaction shall be adjusted by the Calculation Agent to reflect the relative market values per share and dividend practices of the Original Shares and the Spin-off Shares immediately following the ex-dividend date for such Spin-off, as determined by the Calculation Agent such that the sum of the Forward Floor Prices and Forward Cap Prices, respectively, of the Original Shares Transaction and the Spin-off Shares Transaction will equal the Forward Floor Price and Forward Cap Price, respectively, of the Original Transaction; provided, however, that the Calculation Agent may (i) make additional adjustments to the Forward Floor Price and the Forward Cap Price for each of the Original Shares Transaction and the Spin-off Shares Transaction to account for changes in the theoretical fair value of the Transaction as if Calculation Agent Adjustment for Share Adjustments (as modified under this Confirmation) applied (including, without limitation, adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Original Shares, the Spin-off Shares, the Original Shares Transaction or to the Spin-off Shares Transaction) and (ii) proportionally allocate the aggregate Prepayment Amounts under the Original Transaction to each of the Original Shares Transaction and the Spin-off Shares Transaction (taking into account the respective Forward Floor Price and the Number of Shares thereunder). Following the application of this Fission Method provision, this Confirmation shall apply in all respects (except as provided above) to both the Original Shares Transaction and the Spin-off Shares Transaction as if each were a separate Transaction under the Agreement.

Ordinary Cash Dividend Payments:	If at any time during the period from, but excluding, the Trade Date to, and including, the Valuation Date, an ex-dividend date for a cash dividend or distribution that the Calculation Agent determines is an ordinary cash dividend (an “Ordinary Cash Dividend”) occurs with respect to the Shares, Counterparty will make a cash payment to Dealer, on the date such Ordinary Cash Dividend is paid by the Issuer to holders of Shares (whether or not before the final Settlement Date or Cash Settlement Payment Date, as applicable), of an amount of cash equal to the product of (i) the amount of such Ordinary Cash Dividend, and (ii) the Hedge Ratio as of the close of the regular trading session on the Exchange on the Exchange Business Day immediately preceding the ex-dividend date for such Ordinary Cash Dividend (each such amount, a “Ordinary Cash Dividend Payment”).

Hedge Ratio:	The number of Shares that Dealer and/or its affiliates, as applicable, theoretically would be short in order to hedge the equity price risk of the relevant Transaction.

Extraordinary Dividends:	If there occurs an Extraordinary Dividend, then Counterparty shall make a payment or delivery, as the case may be, to Dealer on the date such Extraordinary Dividend is paid or delivered by the Issuer to holders of Shares, of an amount of the same type of cash or other property so paid or delivered by the Issuer equal to the product of (i) the Hedge Ratio as of the close of the regular trading session on the Exchange on the Exchange Business Day immediately preceding the ex-dividend date for such Extraordinary Dividend and (ii) the amount of such cash or property that would be received by a holder of one Share in such Extraordinary Dividend, as determined by the Calculation Agent. For the avoidance of doubt, the parties acknowledge and agree that in addition to the payment or delivery by Counterparty to Dealer in respect of an Extraordinary Dividend, the Calculation Agent shall adjust the Transaction pursuant to the Method of Adjustment for Share Adjustments (as modified under this Confirmation) to preserve the theoretical value of the Transaction to the parties, but in so doing shall take into account the foregoing payment or delivery.

Extraordinary Dividend:	Any Relevant Dividend that is not of a type described in clause (i) or subclause (A) or (B) of clause (ii) of Section 11.2(e) of the Equity Definitions, is not a distribution of Spin-off Shares (as defined above) and that is not, in the determination of the Calculation Agent, an Ordinary Cash Dividend, including without limitation any Relevant Dividend that is (i) a payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution, (ii) a payment by the Issuer to holders of Shares out of the Issuer’s capital and surplus or (iii) any other “special” dividend or distribution on the Shares that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer.

Relevant Dividend:	Any dividend or distribution on the Shares for which the ex-dividend date occurs from and including the Trade Date to and including the final Valuation Date.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (i) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors),” and (ii) the following phrase shall be inserted at the end thereof: “and (iii) in the case of a Merger Event, of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia”.

Announcement Event:	If (i) an Announcement Date occurs in respect of any event or transaction that would, if consummated, lead to a Merger Event (for purposes of this and related provisions, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “30%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), a Tender Offer, or other acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration or value exceeds 30% of the market capitalization of Issuer as of the Announcement Date (such other acquisition or disposition, a “Significant Transaction”), (ii) there is a public announcement or statement, in each case, by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings that may include, a Merger Event, Tender Offer or Significant Transaction, or (iii) there is any subsequent announcement or statement of a change to a transaction or intention that is subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent, then the “Consequences of Announcement Event” set forth below shall apply in respect of such Announcement Event. For purposes of any Transaction, a Significant Transaction shall be an Extraordinary Event.

Announcement Date:	The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (i) adding the words “or a Significant Transaction” immediately following the words “Merger Event” in the second and third lines thereof, (ii) replacing the words “leads to the” with the words “would, if consummated, lead to a” in the third and the fifth lines thereof, (iii) adding after the words “voting shares” in the fifth line thereof the words “, voting power or Shares”, (iv) inserting the words “by the Issuer, any Valid Third-Party Entity and/or any of their respective affiliates or agents, or any subsequent public announcement of a change to such transaction or intention (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuance of, such a transaction or intention)” at the end of each of clauses (i) and (ii) thereof.

Valid Third-Party Entity:	In respect of any transaction or event, any third party that has a bona fide intent to enter into or consummate such transaction or event (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or exchange listed options relating to the Shares).

Consequences of Announcement Event:	With respect to any Announcement Event, the Calculation Agent shall determine the economic effect of such Announcement Event on the theoretical value of each Transaction (including without limitation any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) (i) on or after the relevant Announcement Date or other date of announcement and (ii) on the Valuation Date or any earlier date of termination or cancellation for such Transaction and if, in the case of clause (i) or (ii), such economic effect is material, (x) the Calculation Agent shall adjust the terms of such Transaction to reflect such economic effect and the cumulative economic effect of prior announcements related to the Announcement Event that are made by any person or entity as it determines appropriate, in good faith and in a commercially reasonable manner, and determine the effective date of such adjustment or (y) if the Calculation Agent determines, on or after the Announcement Date or other date of announcement, that no adjustment it could make under clause (x) above is likely to produce a commercially reasonable result, the Calculation Agent may notify the parties that such Transaction will be terminated, in which case the amount payable upon such termination will be determined by Dealer pursuant to the terms of this Master Confirmation as if such Announcement Event were an Extraordinary Event to which Cancellation and Payment were applicable. For the avoidance of doubt, any such adjustment shall be without prejudice to the application of the provisions set forth in the preceding sentence, “Consequences of Merger Events” and/or “Consequences of Tender Offers” with respect to any other Announcement Date in respect of the same event or transaction, or, if the related Merger Date or Tender Offer Date occurs on or prior to the Valuation Date or earlier date of termination or cancellation for such Transaction, with respect to the related Merger Event or Tender Offer; provided that any such adjustment shall be taken into account by the Calculation Agent or the Determining Party, as the case may be, in determining any subsequent adjustment to the terms of the Transaction, or in subsequently determining any Cancellation Amount or Early Termination Amount, as the case may be, on account of any related Announcement Date, Merger Event or Tender Offer; provided, that no adjustment by the Calculation Agent pursuant to any provision in this Master Confirmation shall be duplicative of any prior adjustment in respect of the same transaction or event made pursuant to any provision of this Master Confirmation.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided, however, that Section 12.1(d) of the Equity Definitions shall be amended by replacing the definitions of “Tender Offer” and “Tender Offer Date” in Section 12.1 of the Equity Definitions shall be amended by adding after the words “voting shares” the words “, voting power or Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) replacing the word “Shares” with “Hedge Positions” in the sixth line thereof, (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”, (iv) deleting the words “it” and “its” in the seventh line thereof and replacing them with the words “either party” and “such party’s”, respectively, and (v) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the word “under” in clause (Y) thereof; provided, further, that any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (A) any tax law or (B) adoption or promulgation of new regulations authorized or mandated by existing statute) or (ii) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that:

(a) “Hedging Disruption” shall be amended in its entirety to mean that a Hedging Party is unable, after using commercially reasonable efforts, due to external circumstances generally applicable to any participants in the relevant market or any relevant segment of the market in which the Hedging Party operates, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the Transaction in the manner contemplated by the Hedging Party on the Trade Date, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s), provided that any such inability that (1) is incurred solely due to the deterioration of the creditworthiness of the Hedging Party, or (2) arises as a result of a failure of a system within the control of the Hedging Party, shall not be deemed a Hedging Disruption. For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms; and (b) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption.”

Increased Cost of Hedging:	Applicable; provided that:

(a) “Increased Cost of Hedging” shall be amended in its entirety to mean that the Hedging Party, due to external circumstances generally applicable to any participants in the relevant market or any relevant segment of the market in which the Hedging Party operates, would incur a materially increased (as compared with the circumstances that existed on the Trade Date) amount of tax, duty, expense or fee (other than brokerage commissions) to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk (including, for the avoidance of doubt and without limitation, stock price risk and volatility risk) of entering into and performing its obligations with respect to the Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s), provided that any such materially increased amount that (1) is incurred solely due to the deterioration of the creditworthiness of the Hedging Party, (2) could be avoided by the Hedging Party, acting in a commercially reasonable manner based on prevailing circumstances applicable to the Hedging Party (it being understood that the Hedging Party shall only be required to take an action meeting the Avoidance Criteria), or (3) arises as a result of a failure of a system within the control of the Hedging Party, shall not be deemed an Increased Cost of Hedging; and (b) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by inserting the following words immediately following the word “Transaction” in clause (C) thereof: “or, at the option of the Hedging Party, the portion of the Transaction affected by such Increased Cost of Hedging.”

Avoidance Criteria:	With respect to an action, as determined by Dealer in good faith, that the condition that (i) such action would not cause the Hedging Party to breach any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Hedging Party, provided that any such voluntarily adopted requirements, policies or procedures shall have been adopted prior to the occurrence of the relevant Additional Disruption Event and are applied to the relevant Transaction and transactions that are similar thereof in a non-discriminatory manner) and (y) such action would not impose any administrative or operational burden or any increased cost to the Hedging Party, in each case, that is more than de minimis as compared to the circumstances existing on the Trade Date (taking into account any previous costs that have been paid or reflected in any adjustment to the relevant Transaction in accordance with Section 12.9(b) of the Equity Definitions).

Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	200 basis points per annum

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	25 basis points per annum; provided, however, the provisions of “Excess Borrow Payments” below shall apply in lieu of the provisions set forth in Section 12.9(b)(v) of the Equity Definitions.

Hedging Party:	For all applicable Additional Disruption Events, Dealer, acting in good faith and in a commercially reasonable manner; provided that, when making any election, determination or calculation, the Hedging Party shall be bound by the same obligations applicable to the Calculation Agent hereunder as if the Hedging Party were the Calculation Agent.

Determining Party:	For all applicable Extraordinary Events, Dealer, acting in good faith and in a commercially reasonable manner; provided that, when making any election, determination or calculation, the Determining Party shall be bound by the same obligations applicable to the Calculation Agent hereunder as if the Determining Party were the Calculation Agent.

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

Excess Borrow Payments:

Excess Borrow Payment:	Counterparty shall pay Dealer the Excess Borrow Amount on each Excess Borrow Payment Date.

Excess Borrow Payment Calculation Dates:	The last Scheduled Trading Day of each calendar month occurring prior to the final Valuation Date and the final Settlement Date or the Cash Settlement Payment Date, as applicable.

Excess Borrow Payment Dates:	The Currency Business Day following each Excess Borrow Payment Calculation Date.

Excess Borrow Amount:	An amount, if any, equal to the sum of the Daily Excess Borrow Amounts determined with respect to each day during the relevant Excess Borrow Amount Determination Period.

Daily Excess Borrow Amount:	With respect to each day during an Excess Borrow Amount Determination Period, an amount, if any, equal to the quotient of (a) the product of (i) the Hedge Ratio, (ii) the Closing Price, and (iii) the Excess Borrow Cost, in each case (in respect of (i) through (iii)) determined as of such day divided by (b) 360.

Closing Price:	The closing price per Share on the Exchange on the relevant day, as determined by the Calculation Agent; provided, however, that, if such price is not so reported on such day for any reason, as determined by the Calculation Agent.

Excess Borrow Amount Determination Period:	The period from, and including, the immediately preceding Excess Borrow Payment Calculation Date (or, if none, the Trade Date) to, but excluding, the relevant Excess Borrow Payment Calculation Date.

Excess Borrow Cost:	With respect to each day during the Excess Borrow Amount Determination Period, the greater of (a) the Actual Rate minus the Threshold Rate, and (b) zero.

Actual Rate:	On any day, the aggregate cost directly incurred by Dealer and/or its affiliates to borrow the Shares to establish and maintain the Hedge Ratio on such day, as determined by Dealer in its sole discretion, expressed as a fixed rate per annum.

Threshold Rate:	25 basis points per annum.

3.            Calculation Agent:

Dealer; provided that, following the occurrence of an Event of Default under Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent with respect to the Transaction. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Following any determination, adjustment or calculation by the Calculation Agent, the Calculation Agent will, upon request by Counterparty, promptly, but in no event later than the 5th Exchange Business Day following such request, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data but without disclosing Dealer’s confidential or proprietary models or other information that may be confidential, proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

4.            Conditions Precedent: With respect to each Transaction, Dealer’s obligations under such Transaction are subject to the satisfaction or waiver (such waiver to be in writing) by Dealer of the following conditions:

(a)            The representations and warranties of Counterparty contained herein, in the Agreement (including as may be modified herein) and in each Credit Support Document shall be true and correct as of the Trade Date as if made on the Trade Date;

(b)            Counterparty shall have performed all of the covenants and obligations to be performed by Counterparty on or prior to the Trade Date hereunder, under the Agreement (including as may be modified herein) and under each Credit Support Document;

(c)            Counterparty shall have executed the related Supplemental Confirmation;

(d)            Counterparty shall have delivered to Dealer or the Custodian on or prior to the second Exchange Business Day immediately following the Trade Date a number of Shares equal to, for each Transaction without an Initial Hedging Period, the aggregate Number of Shares for the Transaction, or for each Transaction with an Initial Hedging Period, the Maximum Number of Shares, as applicable (the “Collateral Shares”), in the manner specified in the Pledge and Security Annex hereto contained in Annex B;

(e)            Counterparty shall have executed an Account Control Agreement, dated as of the date of this Master Confirmation, among Counterparty, Dealer and U.S. Bank National Association (the “Custodian”) (the “Control Agreement”);

(f)            Counterparty shall have delivered to Dealer a copy of the constitutive or organizational documents in respect of Counterparty in effect as of the date hereof (the “Organizational Documents”); or

(g)            Dealer has received such other executed documents customary for a variable forward transaction in compliance with the Interpretive Letters (as defined below).

5.            Additional Representations and Warranties: In connection with this Master Confirmation, each Supplemental Confirmation, any related Pricing Notice and each Transaction hereunder, each party represents and warrants to the other party on the Trade Date of each Transaction that such party is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”), and an “eligible contract participant” as such term is defined in the Commodity Exchange Act, as amended, by virtue of being a corporation, partnership, proprietorship, organization, trust or other entity that has total assets exceeding $10,000,000.

6.            Counterparty Representations, Warranties and Agreements: Counterparty hereby represents and warrants to, and agrees with, Dealer on the Trade Date for each Transaction and any day on which it makes an election of a Settlement Method, unless another date or dates are specified below, as follows:

(a)            Counterparty is not entering into any Transaction hereunder or taking any action (including any election or deemed election) hereunder or in connection herewith “on the basis of” (as defined in Rule 10b5-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) any material nonpublic information concerning the Shares or the business, operations or prospects of the Issuer.

(b)            Counterparty is not entering into any Transaction or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of applicable law.

(c)            Counterparty understands and will comply with Counterparty’s responsibilities under applicable securities laws in connection with each Transaction hereunder including, but not limited to, the provisions of Section 13 and Section 16 of the Exchange Act, if applicable.

(d)            Counterparty (A) (and any person who would be considered to be the same “person” as Counterparty or “acting in concert” with Counterparty) has not, during the preceding three months, except as forth in any Form 144 or other notice delivered to Dealer prior to the Trade Date, sold any Shares (or security entitlements in respect thereof); and (B) agrees that Counterparty shall not, without the prior written consent of Dealer, sell any Shares (or security entitlements in respect thereof) during the Initial Hedging Period. For the purposes of (A) and (B) hereof; (i) Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares; (ii) sales shall include hedges (through swaps, options, short sales or otherwise) of any long position in the Shares (or security entitlements in respect thereof) and (iii) sales and hedges by Counterparty shall include those by any person attributable to or aggregated with Counterparty for purposes of Rule 144 under the Securities Act (“Rule 144”).

(e)            If Counterparty were to sell on the Trade Date a number of Shares equal to the Number of Shares for the Transaction, such sales would comply with the volume limitations set forth in paragraph (e) of Rule 144.

(f)            Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144.

(g)            Counterparty has transmitted for filing with the Securities and Exchange Commission (the “SEC”) a Form 144 with respect to the Transaction in accordance with the requirements of Rule 144, and has filed, or will file, any amendments thereto necessary pursuant to Rule 144 or any related interpretation of the SEC. Counterparty will promptly provide Dealer with a copy of all such filings.

(h)            Counterparty understands no obligations of Dealer to Counterparty hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(i)            Counterparty understands Counterparty’s investments in and liabilities in respect of a Transaction hereunder are not readily marketable, and Counterparty is able to bear any loss in connection with such Transaction, including the loss of Counterparty’s entire investment in such Transaction.

(j)            COUNTERPARTY UNDERSTANDS THAT ANY TRANSACTION HEREUNDER IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(k)            Counterparty is entering into each Transaction hereunder for Counterparty’s own account and not with a view to transfer, resale or distribution and understands that such Transaction may involve the purchase or sale of a security as defined in the Securities Act and the securities laws of certain states and other jurisdictions, that any such security has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and, therefore, (except for any pledge to Dealer or its affiliates) may not be sold, pledged, hypothecated, transferred or otherwise disposed of unless such security is registered under the Securities Act and any applicable state or other jurisdiction’s securities law, or an exemption from registration is available.

(l)            Counterparty is aware and acknowledges that Dealer, its affiliates or any entity with which Dealer hedges any Transaction hereunder may from time to time take positions in instruments that are identical or economically related to such Transaction or the Shares or have an investment banking or other commercial relationship with the Issuer. In addition, Counterparty acknowledges that the proprietary trading and other activities and transactions of Dealer, its affiliates or any entity with which Dealer hedges any Transaction hereunder, including purchases and sales of the Shares in connection with, or in anticipation of, such Transaction, may affect the trading price of the Shares.

(m)            For the avoidance of doubt, and without limiting any representation contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of this Master Confirmation, each Supplemental Confirmation, any related Pricing Notice, each Credit Support Document and any other documentation relating to the Agreement to which Counterparty or any of its Affiliates is a party do not violate or conflict with, and will not violate or conflict with, any of the terms or provisions of any stockholders’ agreement, investment agreement, lock-up agreement, standstill agreement, registration rights agreement, confidentiality agreement or other agreement binding on Counterparty or its Affiliates or affecting Counterparty, its Affiliates or any of their respective assets (including its Shares).

(n)            Counterparty will promptly notify Dealer of the occurrence of an Event of Default under the Agreement where Counterparty is the Defaulting Party, or the occurrence of any event that with the giving of notice, the lapse of time or both would be such an Event of Default.

(o)            Counterparty was not and will not be insolvent at the time any Transaction hereunder was consummated, and was not and will not be rendered insolvent as a result thereof. At the time of any payment to or for the benefit of Dealer, Counterparty did not intend and will not intend to incur, and did not incur and will not incur, debts that were beyond the ability of Counterparty to pay as they mature.

(p)            Counterparty is not and, after giving effect to any Transaction contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act).

(q)            The assets used in connection with the execution, delivery and performance of the Agreement and the Transactions entered into hereunder are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (B) a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies or (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101 (as modified by Section 3(42) of ERISA) or otherwise.

(r)            Counterparty agrees to abide in all material respects with the single purpose, separateness and bankruptcy remote provisions contained in the Organizational Documents (such provisions, the “SPE Provisions”).

7.            Acknowledgments: The parties hereto agree and acknowledge that:

(a)            Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.

(b)            This Master Confirmation, each Supplemental Confirmation, any related Pricing Notice and each Credit Support Document is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code and constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and (iii) a “master netting agreement” and each of the parties thereto is a “master netting agreement participant”, each as defined in the Bankruptcy Code.

(c)            The rights given to Dealer under this Master Confirmation, under each Supplemental Confirmation, under any related Pricing Notice, the Agreement and each Credit Support Document upon the occurrence of an Event of Default with respect to the other party constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract” and a “swap agreement,” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code.

(d)            Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

8.            Miscellaneous:

(a)            Transfer. Notwithstanding any provision of the Agreement to the contrary, (i) Counterparty shall be entitled to pledge all of its rights and interest in any Transaction hereunder to Dealer, (ii) Counterparty shall be entitled to assign its rights and obligation hereunder and under any Credit Support Document to make or receive cash payments or deliveries and other related rights to any Person that is (or will be), at the time of such assignment, directly or indirectly owned or controlled by a Permitted Holder (the “Designated Transferee”) and Dealer shall use commercially reasonable efforts to effect such transfer, so long as (1) [Reserved]; (2) Dealer shall have received all reasonable information and reasonable documentation in respect of such Designated Transferee reasonably necessary to satisfy its usual and customary know-your-customer and anti-money laundering requirements; (3) such transfer shall be effected on terms reasonably satisfactory to Dealer and Designated Transferee, including not exposing Dealer to any new material risks as a result of the assignment or transfer and any reasonable undertakings by such Designated Transferee (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws); (4) Dealer is reasonably satisfied, based on advice of counsel, that such transfer complies with applicable legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, but so long as such policies and procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to similar transactions in a non-discriminatory manner), including, without limitation, the Interpretive Letters; (5) such Designated Transferee shall have provided Dealer, prior to such transfer, with a complete and accurate U.S. Internal Revenue Service Form W-9 (certifying that such Designated Transferee (or, if such Designated Transferee is disregarded as an entity separate from its regarded owner for U.S. federal income tax purposes, such regarded owner) is not subject to U.S. federal backup withholding), and provide such other tax documentation as may be reasonably requested by Dealer; (6) Dealer shall not, as a result of such transfer, be required to pay the Designated Transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer, (7) Dealer shall not, as a result of such transfer, receive from such Designated Transferee on any payment date any amount less than it would have been entitled to receive in the absence of such transfer, (8) no Potential Event of Default, Event of Default or Termination Event has occurred and is continuing with respect to Counterparty or shall occur as a result of the assignment or transfer and (9) such Designated Transferee’s operating agreement shall include provisions equivalent to the SPE Provisions, and (iii) Dealer shall be entitled to assign its rights and obligations hereunder and under any Credit Support Document to make or receive cash payments or deliveries and other related rights to one or more entities that are wholly-owned, directly or indirectly, by Dealer’s ultimate parent (“Dealer Parent”), or any successor thereto, and that (a) has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than the credit rating of Dealer Parent at the time of such transfer or assignment, or (b) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer Parent (each, a “Dealer Affiliate”); provided that, with respect to an assignment or transfer under clause (iii) above, (1) at the time of such assignment or transfer, Counterparty will not, and, as a result of such assignment or transfer, would not reasonably be expected at any time to, be required to pay to the Dealer Affiliate an amount in respect of an Indemnifiable Tax greater than the amount in respect of which Counterparty would have been required to pay to Dealer had such assignment or transfer not occurred; (2) at the time of such assignment or transfer, Counterparty will not, and, as a result of such assignment or transfer, would not reasonably be expected at any time to, receive any payment from which an amount is required to be withheld or deducted for or on account of a Tax that would result in Counterparty receiving an amount (taking into account any additional amounts paid under Section 2(d)(i)(4) of the Agreement) that is less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment; (3) such assignment or transfer will not cause a taxable event for Counterparty (or any of its affiliates or owners or any group including Counterparty or any of the foregoing) and the Dealer Affiliate (I) provides to Counterparty on or before the effective time of such assignment or transfer a valid, correct, completed and signed United States Internal Revenue Service Form W-9 or W-8ECI (or, in either case, successor form thereto) reasonably satisfactory to Counterparty and agrees to update such form (x) prior to the date upon which the form provided becomes invalid; (y) promptly upon the reasonable request of Counterparty; and (z) promptly upon learning that any such form previously provided has become obsolete, incorrect or invalid, and (II) provides updated Payee Representations to Counterparty reasonably satisfactory to Counterparty; (4) neither an Event of Default with respect to which Dealer is the Defaulting Party nor a Termination Event with respect to which Dealer is an Affected Party has occurred and is continuing at the time of the assignment or transfer, and neither an Event of Default nor a Termination Event shall occur as a result of the assignment or transfer; (5) it will not become, and, as a result of such assignment or transfer, would not reasonably be expected at any time to become, unlawful for either party to perform any obligation under the Transaction as a result of such assignment or transfer; (6) Counterparty would not, at the time and as a result of such assignment or transfer, reasonably be expected to be required to become subject to any registration or other qualification requirement, or to become subject to additional regulatory requirements under applicable law or regulation to which it would not otherwise have been subject absent such assignment or transfer, and (7) Dealer provides to Counterparty written notice of such assignment or transfer reasonably promptly after such assignment or transfer specifying the date of such assignment or transfer. Unless Counterparty is notified in writing to the contrary, from and after such date specified for an assignment or transfer that complies with the foregoing, Counterparty will treat the Dealer Affiliate as Dealer for all purposes; provided, further, that Counterparty shall have recourse to Dealer in the event of the failure by a Dealer Affiliate to perform any of such obligations hereunder. Notwithstanding the foregoing, recourse to Dealer shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Dealer of its obligations hereunder. Such failure after any applicable grace period shall be an Additional Termination Event with the Transaction to which the failure relates as the sole Affected Transaction and Dealer as the sole Affected Party.

(b)            Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their affiliates in connection with the Agreement, this Master Confirmation, each Supplemental Confirmation and any related Pricing Notice and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of such party and such party’s affiliates.

(c)            Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of such Transaction shall not be invalidated, but shall remain in full force and effect.

(d)            Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS OR OTHER EQUITY HOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO the Agreement, this Master Confirmation, aNY Supplemental Confirmation, ANY RELATED PRICING NOTICE or the transactions contemplated hereby OR THEREBY OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF or THEREOF.

(e)            Confidentiality. Dealer and Counterparty agree that (i) Counterparty is not obligated to Dealer to keep confidential from any and all persons or otherwise limit the use of any element of Dealer’s descriptions relating to tax aspects of the Transactions contemplated hereby and any part of the structure necessary to understand those tax aspects, and (ii) Dealer does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Counterparty.

(f)            Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation, any Supplemental Confirmation or any related Pricing Notice, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares in connection with a Transaction if, immediately upon giving effect to such receipt of such Shares, (i) Dealer’s Beneficial Ownership would be equal to or greater than 4.5 % of the outstanding Shares, (ii) Dealer, or any “affiliate” or “associate” of Dealer, would be an “interested stockholder” of Issuer, as all such terms are defined in Section 203 of the Delaware General Corporation Law or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Issuer or any contract or agreement to which Issuer is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (each of clause (i), (ii) and (iii) above, an “Ownership Limitation”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of an Ownership Limitation, Dealer’s right to receive such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that such delivery would not result in any of such Ownership Limitations being breached. “Dealer’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of Shares, without duplication, by Dealer, together with any of its affiliates or other person subject to aggregation with Dealer under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under, if applicable, Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number). Notwithstanding anything in the Agreement, this Master Confirmation, any Supplemental Confirmation or any related Pricing Notice to the contrary, Dealer (or the Dealer Affiliate designated by Dealer pursuant to Section 8(a) above) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Dealer (or such affiliate) is not entitled to receive at any time pursuant to this Section 8(f), until such time as such Shares are delivered pursuant to this Section 8(f).

(g)            Designation by Dealer. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of any Transaction hereunder and any such designee may assume such obligations; provided that clauses (1) through (3) and (7) of the first proviso under Section 8(a)(iii) of this Master Confirmation (Miscellaneous: Transfer) are satisfied with respect to such designation (solely for this purpose, treating such designee as a Dealer Affiliate and such designation as an assignment or transfer). Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(h)            Interpretive Letters. The parties intend that this Master Confirmation and each Supplemental Confirmation hereunder constitute “binding commitments” (with respect to each Transaction without an Initial Hedging Period) and “Contracts” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the SEC (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 (the “1999 Interpretive Letter”) or “contracts” as described in the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (the “2011 Interpretive Letter” and, together with the 1999 Interpretive Letter, the “Interpretive Letters”). Dealer agrees that it (or any of its affiliates or agents) will introduce into the public markets a number of Shares equal to the full Number of Shares in a manner consistent with the manner-of-sale requirements described in Rule 144(f).

(i)            Voting Rights in Collateral. Unless an Early Termination Date has occurred with respect to Counterparty or been designated as a result of an Event of Default with respect to Counterparty, Counterparty shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof. For the avoidance of doubt, Counterparty shall be entitled to exercise any and all voting and other consensual rights pertaining to a number of Shares equal to the Number of Shares in respect of each Transaction.

(j)            Agreements regarding the Pricing Notice.

(i)            Counterparty accepts and agrees to be bound by the contractual terms and conditions as set forth in the Pricing Notice for each Transaction, absent manifest error. Upon receipt of a Pricing Notice, Counterparty shall promptly execute and return such Pricing Notice to Dealer; provided that Counterparty’s failure to so execute and return a Pricing Notice shall not affect the binding nature of such Pricing Notice, and the terms set forth therein shall be binding on Counterparty to the same extent, and with the same force and effect, as if Counterparty had executed a written version of such Pricing Notice.

(ii)            Counterparty and Dealer agree and acknowledge that (A) the transactions contemplated by this Master Confirmation and each Supplemental Confirmation will be entered into in reliance on the fact that this Master Confirmation, the relevant Supplemental Confirmation and the related Pricing Notice form a single agreement between Counterparty and Dealer, and Dealer would not otherwise enter into such transactions; (B) this Master Confirmation as supplemented by the relevant Supplemental Confirmation is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (C) the relevant Pricing Notice, regardless of whether such Pricing Notice is transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (D) this Master Confirmation as supplemented by the relevant Supplemental Confirmation constitutes a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation as supplemented by the relevant Supplemental Confirmation.

(iii)           Counterparty and Dealer further agree and acknowledge that this Master Confirmation, as supplemented by the relevant Supplemental Confirmation, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

(k)            FINRA 2111 Representation. It (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50 million as of the date hereof and each Trade Date.

(l)            EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. Subject to the below, the parties hereby agree that the definitions contained in Section 4 of, and the provisions set out in the Attachment to, the ISDA 2013 EMIR Portfolio Reconciliation and Dispute Resolution and Disclosure Protocol as published by ISDA on 19 July 2013 available on the ISDA website (www.isda.org) (the “EMIR Protocol”) shall be incorporated by reference to the Agreement, mutadis mutandis, as though such provisions and definitions were set out in full herein, with any such conforming changes as are necessary to deal with what would otherwise be inappropriate or incorrect cross-references:

1.	References:

References therein to:

a.	the “Adherence Letter” shall be deemed to be to this section of this Confirmation (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly);

b.	references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”;

c.	the “Implementation Date” shall be deemed to be references to the date of this Confirmation;

d.	the “Protocol Covered Agreement” shall be deemed to be the Agreement (and each “Protocol Covered Agreement” shall be read accordingly); and

e.	the “Protocol” shall be deleted.

2.	Portfolio reconciliation process status:

a.	[ ] confirms that it is a Portfolio Data Sending Entity, subject to Part I.2(a) of the Attachment to the EMIR Protocol.

b.	LN Holdings 1, LLC confirms that it is a Portfolio Data Receiving Entity, subject to Part I.2(a) of the Attachment to the EMIR Protocol.

3.	Local Business Days: The definition of “Local Business Day” in Section 14 of the Agreement is amended by replacing the last “and” with a comma and inserting the following before the full stop at the end of the definition:

“, and (f) in relation to the portfolio reconciliation and dispute resolution procedures pursuant to the EMIR Protocol, unless otherwise agreed between the parties in writing, a day in which commercial banks and foreign exchange markets settle payments and are open for general business in, in respect of [ ], Madrid, Spain; and in respect of LN Holdings 1, LLC, Colorado, USA”;

4.	Contact details for Portfolio Data, Discrepancy Notices and Dispute Notices:

The following items may be delivered to [ ] at the contact details shown below:

Portfolio Data:	[ ]; [ ]

Notice of a discrepancy:	[ ]; [ ]

Dispute Notice:	[ ]; [ ]

The following items may be delivered to LN Holdings 1, LLC at the contact details shown below:

Portfolio Data:	[Separately provided]

Notice of a discrepancy:	[Separately provided]

Dispute Notice:	[Separately provided]

(m)            Use of an agent or third party service provider. [ ] and/or LN Holdings 1, LLC may appoint a third party as its agent and/or third party service provider for the purposes of performing all or part of the actions required by the Portfolio Reconciliation Risk Mitigation Techniques.

(n)            NFC Representation. Counterparty represents and warrants to Dealer (which representation and warranty will be deemed to be made under the Agreement and repeated at all times while any “Transaction” under any Confirmation under the Agreement remains outstanding, unless the Counterparty notifies the Dealer promptly otherwise of any change in its status from that represented) that:

(i)            it is an entity established outside the European Union and the United Kingdom of Great Britain and Northern Ireland (the “UK”) that would constitute (a) a non-financial counterparty (as such term is defined in Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012 (“EMIR”)) if it were established in the European Union, and (b) a non-financial counterparty (as defined in EMIR as it forms part of ‘retained EU law’ (as defined in the European Union (Withdrawal) Act 2018 (as amended from time to time)) (“UK EMIR”)) if it were established in the United Kingdom; and

(ii)           as at the date of the trade, the entity would not have executed a sufficient amount of derivative activity such that the month-end average notional during the previous 12 months from the date hereof would classify the entity as exceeding any of the clearing thresholds and would therefore not be subject to the clearing obligation pursuant to EMIR, as established by EMIR or UK EMIR, as relevant, if the entity were established in the European Union or the United Kingdom.

(iii)          If the representations in subparagraphs (i) and (ii) above prove to be incorrect or misleading in any material respect at any time on or after made (or deemed repeated) by the entity, the entity will use all reasonable efforts to immediately duly notify Dealer in writing of any such incorrection or misleading aspect.

(o)            Article 55. The terms of the ISDA 2016 Bail-in Article 55 BRRD Protocol (Dutch/French/German/Irish/Italian/Luxembourg/Spanish/UK entity-in-resolution version) is incorporated into and form part of the Agreement. For the purposes of the Protocol, (i) the Agreement shall be deemed to be a Covered ISDA Master Agreement; (ii) each of the parties shall be deemed to be an Adhering Party; and (iii) the Implementation Date shall be the date of this Confirmation. In the event of any inconsistencies between the Agreement and the Protocol, the Protocol will prevail.

(p)            BRRD II Omnibus Jurisdictional Module. The terms of paragraph 2 of the ISDA BRRD II Omnibus Jurisdictional Module are incorporated into and form a part of the Agreement, and the Agreement shall be deemed a Covered Agreement for purposes thereof. For purposes of incorporating the ISDA BRRD II Omnibus Jurisdictional Module, [ ] shall be deemed to be a Regulated Entity, LN Holdings 1, LLC shall be deemed to be a Module Adhering Party, and Spain shall be deemed to be a Covered Member State. In the event of any inconsistences between the Agreement and paragraph 2 of the ISDA BRRD II Omnibus Jurisdictional Module, the ISDA BRRD II Omnibus Jurisdictional Module will prevail.

(q)            Incorporation of the ISDA Benchmarks Supplement. The parties agree that, unless otherwise specified in the relevant Confirmation, the 2002 Equity Definitions Benchmarks Annex, which forms part of the ISDA Benchmarks Supplement as published by the International Swaps and Derivatives Association, Inc. on 19 September 2018, is hereby incorporated and supplements the relevant Definitions.

(r)            Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with [ ] (the “Agent”) that (i) the Agent is acting as agent for Dealer within the meaning of Rule 15a-6 under the Exchange Act in connection with each “Transaction” entered into under any Confirmation forming part of the Agreement, (ii) the Agent is not a principal or party to such Transaction, and may transfer its rights and obligations with respect to such Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under such Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in a Confirmation under the Agreement or the Agreement, and (v) Dealer and Counterparty each agrees to proceed solely against the other, and not the Agent, to collect or recover any money or securities owed to it in connection with such Transaction. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of any Confirmation under the Agreement and the Transaction contemplated thereunder. Dealer is not a member of the Securities Investor Protection Corporation (SIPC).

(s)            Information Exchange within [ ]. Counterparty hereby acknowledges the disclosure by Dealer to any of its affiliated companies of the information provided in the context of the due diligence process or “Know Your Customer”, along with any relevant transactions-related information, to the extent necessary to allow such companies to comply with (i) the [ ]’s Financial Crime Compliance internal policies, (ii) their legal obligations relating to the anti-money laundering and counter terrorism financing regulations and (iii) their regulatory reporting to the supervisory authorities. In this regard, Counterparty hereby guarantees that the data subjects of the personal data that may be included in the referred information have been duly informed of, and when required by applicable data protection regulation, have expressly consented to, the disclosure of their personal data to that effect.

(t)            Adjustments. Notwithstanding anything to the contrary hereunder, when making adjustments or determinations pursuant to provisions under the headings “Share Adjustments; Dividend Payments”, “Extraordinary Events” or otherwise, the Calculation Agent shall use its commercially reasonable efforts to make adjustments to the relevant terms of the Transaction other than the Forward Floor Price or the Prepayment Amount at Maturity and in a manner that that would result in the Number of Shares for each Component being equal; provided that this provision shall not apply to adjustments pursuant to “Fission Method”, “Consequences of Non Pro-Rata Spin-off” and “Consequences of Merger Events” so long as the aggregate sum of all Prepayment Amounts at Maturity for all Components and Transactions (including, for the avoidance of doubt, any Spin-off Shares Transaction) is equal to the aggregate sum of all Prepayment Amounts at Maturity of the Original Transaction.

9.            Schedule Provisions:

(a)            Credit Support Documents and Credit Support Provider. The provisions of the Pledge and Security Annex contained in Annex B are incorporated by reference herein, and each of the Pledge and Security Annex and the Control Agreement shall constitute a Credit Support Document with respect to Counterparty.

(b)            Set-Off. Section 6(f) of the Agreement is amended by replacing “payable by the Payee to the Payer” with “payable by the Payee or its Affiliates to the Payer or its Affiliates”.

(c)            Automatic Early Termination. Automatic Early Termination will apply to Counterparty.

(d)            Additional Termination Events. The following events shall constitute Additional Termination Events with respect to which the Transactions hereunder shall be the sole Affected Transactions, Counterparty shall be the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6 of the Agreement:

a.	[Reserved];

b.	one or more final judgments or orders for the payment of money in excess of USD 5,000,000 in the aggregate is rendered against Counterparty and such final judgments or orders shall continue unsatisfied and unstayed for a period of 60 days;

c.	the Organization Documents, including without limitation, the SPE Provisions or similar provisions thereunder are amended at any time on or after the date hereof without prior written notice to Dealer and, in the reasonable determination of Dealer, such amendment would materially adversely impact Counterparty’s rights or obligations under the Agreement or this Master Confirmation; or Counterparty fails to comply with the Organizational Documents; or

d.	Counterparty is or after giving effect to application of any Prepayment Amount will be, required to register as an “investment company” as such term is defined in the Investment Company Act.

(e)            Additional Schedule Provisions.

(i)            “Specified Entity” means (i) in relation to Counterparty for purposes of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v), none, and (ii) in relation to Dealer for purposes of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v), none.

(ii)            The “Cross-Default” provisions of Section 5(a)(vi) will apply to Counterparty and Dealer. “Threshold Amount” means, with respect to Counterparty, USD 1,000,000 (or its equivalent in another currency), and, with respect to Dealer, 3% of the shareholders’ equity of Dealer Parent; provided that, in each case, the text “, or becoming capable at such time of being declared,” shall be deleted from Section 5(a)(vi)(1) of the Agreement.

(iii)            The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Counterparty and Dealer; provided that the provisions of Section 5(b)(v) shall not apply to Counterparty and any applicable Specified Entity of Counterparty (x) if the Permitted Holders continue to directly or indirectly own or Control Counterparty or any applicable Specified Entity of Counterparty or (y) if the application of any provision of Section 5(b)(v) is due to any transaction or series of transactions (including any contract or agreement) made in connection with the Liberty Split-Off. As used herein: (1) “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity; (2) “Liberty Split-Off” means the redemptive split-off of Liberty Live Holdings, Inc., a Nevada corporation, from Liberty Media Corporation including the distribution of common stock of Liberty Live Holdings, Inc. to certain shareholders of Liberty Media Corporation; (3) “Permitted Holder” means any one or more of (a) John C. Malone, (b) each of the Affiliated Persons of the Person referred to in clause (a), (c) any Transferee Parent, (d) any publicly traded Person in which any of the Persons referred to in clauses (a) and (b) (whether individually or together with the other Persons in clauses (a) and (b)) is the largest beneficial owner of (x) the equity interests of such Person or (y) the aggregate voting power of all the outstanding classes or series of the equity interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, (e) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity interests of which are beneficially owned by any one or more of the Persons referred to in clauses (a), (b), (c) or (d), (f) any group consisting solely of persons described in clauses (a) through (e) and (g) any employee stock purchase plans or other benefit or retirement plans for directors, management, employees or consultants of the Parent or any of its Subsidiaries; (4) “Affiliated Persons” means, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants (including adoptees), step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a) of this definition, and in the event of the incompetence or death of any of the persons described in clause (a), such person’s executor, administrator, committee or other personal representative or similar fiduciary, (c) any trusts or private foundations created primarily for the benefit of, or controlled at the time of creation by, any of the persons described in the above clause (a) or (b) of this definition, or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, and (d) any company, partnership, or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a), (b) or (c) of this definition or the holdings of which are for the primary benefit of any of such Persons; (5) “Transferee Parent” means, in the event of any transaction or series of related transactions involving the direct or indirect transfer (or relinquishment of control) by any parent company of the Counterparty of a Person or Persons (a “Transferred Person”) that holds, directly or indirectly, the Shares that underlie any Transaction hereunder, such Transferred Person or its successor in such transaction or any ultimate parent entity of such Transferred Person or its successor if immediately after giving effect to such transaction or the last transaction in such series, voting securities representing at least a majority of the voting power of the outstanding voting securities of such Transferred Person, successor or ultimate parent entity are beneficially owned by any combination of any parent company of the Counterparty, Persons who prior to such transaction were beneficial owners of a majority of, or a majority of the voting power of, the outstanding voting securities of any parent company of the Counterparty (or of any publicly traded class or series of voting securities of any parent company of the Counterparty designed to track the economic performance of a specified group of assets or businesses) or Persons who are Control Persons as of the date of such transaction or the last transaction in such series; (6) “Control Person” for this purpose means each of (a) the Chairman of the Board of any parent company of the Counterparty, (b) the President, Chief Executive Officer, Principal Financial Officer and Chief Legal Officer of any parent company of the Counterparty, (c) any Executive Vice President or Senior Vice President of any parent company of the Counterparty, (d) each of the directors of any parent company of the Counterparty and (e) the respective Affiliated Persons of the Persons referred to in clauses (a) through (d); and (7) “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank). For purposes of the definition of “Permitted Holders”, “Person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934 or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, or any successor provision.

(iv)            “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of the Agreement to all Transactions starting from the date of this Master Confirmation.

(e)            Agreement to Deliver Documents. Counterparty agrees to deliver the following documents, as applicable:

Party required to deliver	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Counterparty	Evidence of authority and specimen signatures of signatories of Counterparty and any Credit Support Provider	Upon or promptly following execution of this Master Confirmation	Yes
Counterparty	Resolutions or other documents evidencing authority of Counterparty and any Credit Support Provider to enter into this Master Confirmation, each Supplemental Confirmation, any related Pricing Notice and Transaction hereunder and any Credit Support Document	Upon or promptly following execution of this Master Confirmation	Yes
Counterparty	Copies of all organizational documents of Counterparty and, if applicable, any Credit Support Provider	Upon or promptly following execution of this Master Confirmation	Yes

(f)             Tax Documents. Section 4(a)(iii) of the Agreement is hereby amended by adding prior to the existing text: “upon the earlier of learning that any such form or document is required or”. For the purpose of Section 4(a)(i) of the Agreement, the documents to be delivered are:

Party required to deliver	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Dealer	A properly completed and executed valid IRS Form W-8ECI (or any successor form thereto), reasonably acceptable to Counterparty.	(i) Upon execution and delivery of this Master Confirmation, (ii) promptly upon reasonable demand by Counterparty, and (iii) promptly upon learning that any such tax Form previously provided by Dealer has become obsolete, invalid or incorrect.	No
Counterparty	A properly completed and executed valid U.S. Internal Revenue Service Form W-9 (or any successor form thereto), reasonably acceptable to Dealer.	(i) Upon execution and delivery of this Master Confirmation, (ii) promptly upon reasonable demand by Dealer, and (iii) promptly upon learning that any such tax Form previously provided by Counterparty has become obsolete, invalid or incorrect.	No

(g)            Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the first occurrence of the word “delivery” therein: “to another account in the same legal and tax jurisdiction”.

10.            Tax Provisions:

(a)            Payer Representations: For the purpose of Section 3(e) of the Agreement, Dealer and Counterparty each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(b)            Payee Representations. For the purpose of Section 3(f) of the Agreement, Dealer and Counterparty each make the representation in Section 3(g) of the Agreement and in addition make the representations as specified below:

(i)            Dealer makes the following representations:

(A)            It is a bank duly organized under the laws of the Kingdom of Spain;

(B)            It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(C)            Each payment received or to be received by it (or deemed to be received by it for U.S. federal income tax purposes) in connection with the Agreement will be effectively connected with its conduct of a trade or business in the United States carried on by it through a permanent establishment in the United States.

(ii)            Counterparty makes the following representations:

(A)	Counterparty is disregarded as an entity separate from its regarded owner (the “Regarded Owner”) for U.S. federal income tax purposes. The Regarded Owner is a corporation organized under the laws of the State of Nevada and its U.S. taxpayer identification number is [ ]. The Regarded Owner is an “exempt recipient” within the meaning of section 1.6049-4(c)(1) of the Regulations and is classified as a corporation for U.S. federal income tax purposes.

(B)	The Regarded Owner is a “U.S. person” as that term is used in section 1.1441-4(a)(3)(ii) of the Regulations for U.S. federal income tax purposes, and no payment received or to be received by the Regarded Owner in connection with the Agreement or this Master Confirmation will be received by a “foreign person” within the meaning of section 1.1441-1(c)(2) of the Regulations.

(c)            Foreign Account Tax Compliance Act. “Tax” as used in Section 10(a) of this Master Confirmation (Payer Representations) and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding Tax imposed or collected pursuant to Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections (“FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for purposes of Section 2(d) of the Agreement.

(d)            HIRE Act Protocol. The parties agree that the definitions and provisions contained in the ISDA 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 including without limitation the Attachment thereto (the “871(m) Protocol”), are incorporated into and apply to the Agreement and this Master Confirmation as if set forth in full herein as if the parties had adhered to the 871(m) Protocol, with any such conforming changes as are necessary to deal with what would otherwise be incorrect cross references. The parties further agree that, for this purpose, the Implementation Date (as such term is defined in the 871(m) Protocol) shall be the date of execution of this Master Confirmation, the Agreement shall be a Covered Master Agreement (as such term is defined in the 871(m) Protocol), and the reference in the 871(m) Protocol to “Part 2(a)(i) of the Schedule” shall be deemed to be a reference to Section 10(a) of this Master Confirmation.

11.            U.S. QFC Mandatory Contractual Requirements:

(a)	Limitation on Exercise of Certain Default Rights Related to a Dealer Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Master Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 11(b), Counterparty shall not be permitted to exercise any Default Right against Dealer with respect to this Master Confirmation or any other Relevant Agreement that is related, directly or indirectly, to a Dealer Affiliate becoming subject to an Insolvency Proceeding.

(b)	General Creditor Protections. Nothing in Section 11(a) shall restrict the exercise by Counterparty of any Default Right against Dealer with respect to this Master Confirmation or any other Relevant Agreement that arises as a result of:

(i)	Dealer becoming subject to an Insolvency Proceeding; or

(ii)	Dealer not satisfying a payment or delivery obligation pursuant to (x) this Master Confirmation or any other Relevant Agreement, or (y) another contract between Dealer and Counterparty that gives rise to a Default Right under this Master Confirmation or any other Relevant Agreement.

(c)	Burden of Proof. After a Dealer Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to this Master Confirmation or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

(d)	General Conditions.

(i)	Effective Date. The provisions set forth in this Section 11 will come into effect on the later of the Applicable Compliance Date and the date of this Master Confirmation.

(ii)	Prior Adherence to the U.S. Protocol. If Dealer and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Master Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Master Confirmation and shall replace the terms of this Section 11. For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and the Agreement shall be deemed to be a Protocol Covered Agreement.

(iii)	Subsequent Adherence to the U.S. Protocol. If, after the date of this Master Confirmation, both Dealer and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 11.

(e)	Definitions. For the purposes of this Section 11, the following definitions apply:

“Applicable Compliance Date” with respect to this Master Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Dealer Affiliate” means, with respect to Dealer, a BHC Affiliate of that party.

“Credit Enhancement” means, with respect to this Master Confirmation or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of (i) Dealer or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Default Right” means, with respect to this Master Confirmation (including each Transaction) or any other Relevant Agreement, any:

(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(iii) solely with respect to Section 11, does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDIC Rule and the OCC Rule shall be construed, with respect to Dealer, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means this Master Confirmation (including each Transaction), each Supplemental Confirmation, any related Pricing Notice and any Credit Enhancement relating hereto or thereto.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

12.            Notices:

Addresses for notices or
communications to Dealer:	[ ]

	E-Mail:	[ ]
[ ]
[ ]
[ ]

Attention: [ ]

Addresses for notices or
communications to Counterparty:	LN Holdings 1, LLC
c/o Liberty Live Holdings, Inc., its sole member
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention: Treasurer
E-mail: [Separately provided]

With copy to:

Attention: Chief Legal Officer
E-mail: [Separately provided]

13.            Account Details:

Payments to Dealer:	For any USD payments:

To be provided.

Payments to Counterparty:	To be advised.

Please confirm by signing below that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to any Transaction contemplated by this Master Confirmation and return to us.

Yours sincerely,

[ ]

By:
Name:
Title: Authorized Signatory

By:
Name:
Title: Authorized Signatory

Confirmed as of the date first above written:

LN HOLDINGS 1, LLC

By:
Name:
Title:

[Signature Page to Master Confirmation for

Prepaid Forward Transactions]

ANNEX A

FORM OF SUPPLEMENTAL CONFIRMATION

Date:	[__________], 20[__]

To:	LN Holdings 1, LLC c/o Liberty Live Holdings, Inc., its sole member 12300 Liberty Boulevard Englewood, Colorado 80112

From:	[ ]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [ ] (“Dealer”) and LN Holdings 1, LLC (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.            This Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Delayed Draw Variable Share Forward Transactions dated as of May 28, 2025 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.            The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[_________, 20__]
Number of Shares:	[_____]
[Maximum Number of Shares:	[___]][1]
Forward Floor Percentage:	[___]%
Forward Cap Percentage:	[___]%
[Forward Floor Price:	USD [_____]
Forward Cap Price:	USD [_____]
Initial Share Price:	USD [_____]
First Averaging Date:	[_________, 20__]
Midpoint Date:	[_________, 20__]][2]
[Cutoff Date:	[_________, 20__]
Initial Hedging Period Start Date:	[_________, 20__]][3]

1 Insert if the Initial Hedging Period is applicable.

2 Insert if the Initial Hedging Period is not applicable.

3 Insert if the Initial Hedging Period is applicable.

Annex A – 1

[For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1		[ ]
2		[ ]
3		[ ]
4		[ ]
5		[ ]
6		[ ]
7		[ ]
8		[ ]
9		[ ]
10		[ ]
11		[ ]
12		[ ]
13		[ ]
14		[ ]
15		[ ]
…		[ ]

]4

4 Insert if the Initial Hedging Period is not applicable.

Annex A – 2

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Supplemental Confirmation relates by signing this Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

[ ]

By:
Name:
Title: Authorized Signatory

By:
Name:
Title: Authorized Signatory

Confirmed as of the date first above written:

LN HOLDINGS 1, LLC

By:
Name:
Title:

Annex A – 3

ANNEX B

FORM OF PRICING NOTICE

Date:	[__________], 20[__]

To:	LN Holdings 1, LLC c/o Liberty Live Holdings, Inc., its sole member 12300 Liberty Boulevard Englewood, Colorado 80112

From:	[ ]

The purpose of this Pricing Notice is to confirm the terms and conditions of the Transaction entered into between [ ] (“Dealer”) and LN Holdings 1, LLC (“Counterparty”) on the Trade Date specified below. This Pricing Notice is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.            This Pricing Notice supplements, forms part of, and is subject to the Master Terms and Conditions for Delayed Draw Variable Share Forward Transactions dated as of May 28, 2025 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Pricing Notice, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.            The terms of the Transaction to which this Pricing Notice relates are as follows:

Trade Date:	[___________, 20__]
Hedge Completion Date:	[___________, 20__]
Initial Prepayment Date:	[___________, 20__]
Final Prepayment Date:	[___________, 20__]
Initial Share Price:	USD [_______]
Forward Floor Price:	USD [_______]
Forward Cap Price:	USD [_______]
Final Disruption Date:	[___________, 20__]
First Averaging Date:	[___________, 20__]
Midpoint Date:	[___________, 20__]

Annex B – 1

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	[ ]	[ ]
2	[ ]	[ ]
3	[ ]	[ ]
4	[ ]	[ ]
5	[ ]	[ ]
6	[ ]	[ ]
7	[ ]	[ ]
8	[ ]	[ ]
9	[ ]	[ ]
10	[ ]	[ ]
11	[ ]	[ ]
12	[ ]	[ ]
13	[ ]	[ ]
14	[ ]	[ ]
15	[ ]	[ ]
…	[ ]	[ ]

Annex B – 2

Counterparty hereby agrees (a) to check this Pricing Notice carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Pricing Notice relates by signing this Pricing Notice and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

[ ]

By:
Name:
Title: Authorized Signatory

By:
Name:
Title: Authorized Signatory

Confirmed as of the date first above written:

LN HOLDINGS 1, LLC

By:
Name:
Title:

Annex B – 3